EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) dated effective as of the 2nd day of October 2025, between RPM International Inc., a Delaware corporation (the “Company”), and David C. Dennsteadt (“Executive”).

WHEREAS, Company desires to employ Executive on the terms and conditions set forth herein; and

WHEREAS, Executive is desirous of committing himself to serve the Company on the terms herein provided.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

1.
Term of Employment. The Company hereby agrees to employ Executive, and Executive hereby agrees to serve the Company, on the terms and conditions set forth herein for the period commencing as of the date hereof and expiring on May 31, 2026 (the “Employment Period”). The Employment Period shall automatically be extended on May 31 of each year for a period of one year from such date unless, not later than March 31 of such year, the Company or Executive has given notice to the other party that it or Executive, as the case may be, does not wish to have the Employment Period extended. In addition, in the event of a Change in Control, the Employment Period shall automatically be extended for a period of three years beginning on the date of the Change in Control and ending on the third anniversary of the date of such Change in Control (unless further extended under the immediately preceding sentence). In any case, the Employment Period may be Terminated earlier under the terms and conditions set forth herein.

2. Position and Duties. Executive shall serve as Executive Vice President, reporting to the Chief Executive Officer (“Direct Report”) (or the Direct Report’s designee) and shall have such powers and duties as may from time to time be assigned by Executive’s Direct Report (or the Direct Report’s designee) or the Board of Directors of the Company. Executive shall devote substantially all Executive’s working time and efforts to the continued success of the business and affairs of the Company.

3. Place of Employment. In connection with Executive’s employment by the Company, Executive shall not be required to relocate or move from Executive’s existing principal residence in Hudson, Ohio, and shall not be required to perform services which would make the continuance of Executive’s principal residence in Hudson, Ohio unreasonably difficult or inconvenient for him. The Company shall give Executive at least six months’ advance notice of any proposed relocation of its Medina, Ohio offices to a location more than 50 miles from Medina, Ohio and, if Executive in Executive’s sole discretion chooses to relocate Executive’s principal residence, the Company shall promptly pay (or reimburse him for) all reasonable relocation expenses (consistent with the Company’s past practice for similarly situated senior executive officers) incurred by him relating to a change of Executive’s principal residence in connection with any such relocation of the Company’s offices from Medina, Ohio.

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4. Compensation.

(a) Base Salary. During the Employment Period, Executive shall receive a base salary at the rate of not less than Six Hundred and Fifteen Thousand Dollars ($615,000) per annum (“Base Salary”), payable in accordance with the Company’s normal payroll practices. It is contemplated that annually in the first quarter of each fiscal year of the Company the Chief Executive Officer will review Executive’s Base Salary and other compensation during the Employment Period and, at the discretion of the Chief Executive Officer, the Chief Executive Officer may increase Executive’s Base Salary and other compensation, effective as of June 1 of such fiscal year, based upon Executive’s performance, then generally prevailing industry salary scales, the Company’s results of operations, and other relevant factors. Any increase in Base Salary or other compensation shall in no way limit or reduce any other obligation of the Company hereunder and, once established at an increased specified rate, Executive’s Base Salary hereunder shall not be reduced without Executive’s written consent.

(b) Incentive Compensation. In addition to Executive’s Base Salary, Executive shall be entitled to receive such annual cash incentive compensation (“Incentive Compensation”) for each fiscal year of the Company during the Employment Period as the Chief Executive Officer may determine in the Chief Executive Officer’s sole discretion based upon the Company’s results of operation and other relevant factors. Such annual Incentive Compensation shall be received by Executive as soon as possible, but no later than 90 days after the close of the Company’s fiscal year for which such Incentive Compensation is granted, provided however, that to the extent the Company’s senior executive for Human Resources determines it to be consistent with Section 409A of the Code, Executive shall have such right, if any, as may be provided under the Deferred Compensation Plan to elect to defer annual Incentive Compensation. Any such election shall be made in accordance with the terms of the Deferred Compensation Plan (including provisions regarding the time and form of such deferral election) and such procedures as may be established thereunder.

(c) Expenses. During the Employment Period and subject to Section 16 of this Agreement, Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by him (in accordance with Company practice) in performing services hereunder, provided that Executive properly accounts therefor in accordance with either Company policies or guidelines established by the Internal Revenue Service if such are less burdensome.

(d) Participation in Benefit Plans.

(i) During the Employment Period and subject to Section 4(d)(ii) below, Executive shall be entitled to participate in or receive benefits under the Benefit Plans, subject to and on a basis consistent with the terms, conditions and overall administration of the Benefit Plans. Except with respect to any benefits related to salary reductions authorized by Executive, nothing paid or awarded to Executive under any Benefit Plan presently in effect or made available in the future shall reduce or be deemed to be in lieu of compensation to Executive pursuant to any other provision of this Section 4. Executive’s right to participate in any Benefit Plan shall be subject to the applicable eligibility criteria for participation and Executive shall not be entitled to any benefits

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under, or based on, any Benefit Plan for any purposes of this Agreement if Executive does not during the Employment Period satisfy the eligibility criteria for participation in such plan.

(ii) Notwithstanding the foregoing, Executive shall be entitled to participate in the Executive Life Insurance Plan only as specified by the terms of the plan and hereby acknowledges that (A) actual coverage in the Executive Life Insurance Plan is dependent upon satisfying the underwriting requirements of the insurance company; (B) in the event the underwriting requirements cannot be satisfied, coverage (if any) may only be available to the level approved by the insurance company; and (C) if the amount of coverage is less than applied for (including the insurance company’s determination that no coverage at all is available), the Company has no obligation to provide for any death benefit or any shortfall in the amount of the death benefit that would otherwise be available if the Executive was able to satisfy the underwriting requirements of the insurance company.

(e) Vacations. During the Employment Period, Executive shall be entitled to the same number of paid vacation days in each fiscal year determined by the Company from time to time for its other senior executive officers, but not less than four weeks in any fiscal year, to be taken at such time or times as is desired by Executive after consultation with Executive’s Direct Report (or the designated vacation coordinator) to avoid scheduling conflicts (prorated in any fiscal year during which Executive is employed hereunder for less than the entire such year in accordance with the number of days in such fiscal year during which Executive is so employed). Executive also shall be entitled to all paid holidays given by the Company to its other salaried employees.

(f) Other Benefits. During the Employment Period, Executive shall be entitled to receive the fringe benefits appertaining to Executive’s position with the Company in accordance with present practice, including the use of the most recent model of a full-sized automobile.

5. Termination Outside of Protected Period.

(a) Events of Termination. At any time other than during the Protected Period, the Employment Period shall Terminate immediately upon the occurrence of any of the following events: (i) expiration of the Employment Period; (ii) the death of Executive; (iii) the expiration of 30 days after the Company gives Executive written notice of its election to Terminate the Employment Period upon the Disability of Executive, if before the expiration of such 30-day period Executive has not returned to the performance of Executive’s duties hereunder on a full-time basis; (iv) the resignation of Executive; (v) the Company’s Termination of the Employment Period for Cause; or (vi) the Company’s Termination of the Employment Period at any time, without Cause, for any reason or no reason. For purposes of Subsections 5(b) and 5(c), expiration of the Employment Period upon a notice of the Company under Section 1 that it does not wish to have the Employment Period extended shall be deemed a Termination of Employment without Cause pursuant to Subsection 5(a)(vi) and expiration of the Employment Period upon a notice of Executive under Section 1 that Executive does not wish to have the Employment Period extended shall be deemed a resignation of Executive pursuant to Subsection 5(a)(iv).

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(b) Compensation Upon Termination. This Subsection 5(b) sets forth the payments and benefits to which Executive is entitled under any Termination of Employment pursuant to Subsection 5(a).

(i) Death; Disability. During any period in which Executive fails to perform Executive’s duties hereunder as a result of Disability, Executive shall continue to receive Executive’s full Base Salary until Executive’s employment is Terminated pursuant to Subsection 5(a)(ii) or (iii); provided that Executive’s employment shall not be continued beyond the 29th month after such period of Disability began. Upon Termination of the Employment Period under Subsection 5(a)(ii) or (iii), Executive shall no longer be entitled to participate in the Benefit Plans, except as required by applicable law or as governed by the Benefit Plans including the Group Long Term Disability Insurance in which Executive participates immediately prior to such Termination of Employment, but Executive shall be entitled to receive Executive’s Earned Incentive Compensation, if any, within 30 days after the Termination Date.

(ii) Resignation or Cause. If Executive’s employment is Terminated pursuant to Subsection 5(a)(iv) or (v), the Company shall pay Executive’s full Base Salary through the Termination Date at the rate in effect at such time. The Company shall then have no further obligations to Executive under this Agreement and Executive shall no longer be entitled to participate in the Benefit Plans, except as required by applicable law.

(iii) Termination of Employment Without Cause. If Executive’s employment is Terminated without Cause pursuant to Subsection 5(a)(vi), then in lieu of any further salary payments to Executive for periods subsequent to the Termination Date and subject to the last sentence of this Subsection 5(b)(iii), the Company shall pay to Executive on the Specified Payment Date, a lump sum amount equal to the sum of (A) 300% of Executive’s Base Salary in effect as of such date and (B) the amount of Executive’s Earned Incentive Compensation. Executive also shall be entitled to certain continuing benefits under the terms of Subsection 5(c). Notwithstanding any other provision of this Subsection 5(b)(iii), Subsection 5(c) or this Agreement, the Company shall have no obligation to make the lump-sum payment referred to in this Subsection 5(b)(iii) or provide any continuing benefits or payment referred to in Subsection 5(c) unless (X) Executive executes and delivers to the Company a Release and Waiver of Claims and (Y) Executive refrains from revoking, rescinding or otherwise repudiating such Release and Waiver of Claims for all applicable periods during which Executive may revoke it.

(c) Additional Benefits Following Termination under Subsection 5(a)(vi). This Subsection 5(c) sets forth the benefits to which Executive shall be entitled, in addition to those set forth in Subsection 5(b)(iii), following a Termination of the Employment Period under Subsection 5(a)(vi). Executive shall not be entitled to the benefit of any provision of this Subsection 5(c) following a Termination of the Employment Period under any other provision hereof.

(i) Continuing Benefit Plans. Executive shall be entitled to receive a lump sum payment in an amount equal to 36 months’ worth of the premiums and other costs for the Continuing Benefit Plans at the rates for Executive’s coverage elections in effect for such plans immediately prior to the Termination Date. Such lump sum payment shall be paid to Executive on the Specified Payment Date.

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(ii) Limited Benefit Plans. After such a Termination Date, Executive shall no longer be entitled to participate as an active employee in, or receive any additional or new benefits under, the Limited Benefit Plans, except as set forth in this Subsection 5(c)(ii) and except for such benefits, if any, available under such plans to former employees. After such a Termination Date, Executive shall be entitled to the following additional benefits:

(A) A lump sum payment made on the Specified Payment Date equal to three times the annual premium most recently paid with respect to Executive for such Executive Life Insurance Plan as may be maintained by the Company at the Termination Date, except that if such premium is less than the next scheduled premium as shown on the then current illustration of coverage, the lump sum payment shall be three times such next scheduled premium;

(B) A lump-sum payment equal to the cash value of the benefits Executive would have received had Executive continued to participate in and receive annual awards under the SERP Restricted Stock Plan on a basis consistent with Executive’s past practice for a period of 36 months after the Termination Date, with such payment to be paid on the Specified Payment Date; and

(C) The lapse of all restrictions on transfer and forfeiture provisions to which Executive’s awards under the SERP Restricted Stock Plan are subject, so that any restricted shares previously awarded to Executive under such plan shall be nonforfeitable and freely transferable thereafter, all on the terms of the SERP Restricted Stock Plan or the agreements thereunder.

(d) Notice of Termination. Any Termination of Employment by the Company pursuant to Subsection 5(a)(iii), (v) or (vi) or by Executive pursuant to Subsection 5(a)(iv) shall be communicated to the other party hereto by written notice of Termination of Employment, which shall state in reasonable detail the facts upon which the Termination of Employment has occurred.

(e) Set-Off. There shall be no right of set-off or counterclaim against, or delay in, any payment by the Company to Executive of any lump sum payment made under Subsection 5(b)(iii) or 5(c)(ii)(B) in respect of any claim against or debt or obligation of Executive, whether arising hereunder or otherwise.

6. Termination During Protected Period.

(a) Events of Termination. During the Protected Period, the Employment Period shall Terminate immediately upon the occurrence of any of the following events: (i) the death of Executive; (ii) the expiration of 30 days after the Company gives Executive written notice of its election to Terminate the Employment Period upon the Disability of Executive, if before the expiration of such 30-day period Executive has not returned to the performance of Executive’s duties hereunder on a full-time basis; (iii) the resignation of Executive without delivering Notice of Termination for Good Reason; (iv) the Company’s Termination of the Employment Period for Cause; (v) the Company’s Termination of the Employment Period at any time, without Cause, for any reason or no reason; or (vi) Executive’s Termination of the Employment Period for Good Reason by delivery of Notice of Termination for Good Reason to the Company during the Protected Period indicating that an event constituting Good Reason has occurred, provided that

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Executive notifies the Company in writing of the event alleged to constitute Good Reason within 90 days of the date of occurrence of such event and provides the Company at least 30 days from the receipt of such written notice to cure such event. If Executive fails to provide such notice to the Company within the 90-day period described in the preceding sentence and/or fails to provide the Company the opportunity to cure such alleged Good Reason event as described in the preceding sentence, Executive shall be deemed to waive Executive’s ability to Terminate the Employment Period for Good Reason under this Subsection 6(a)(vi) based on such event.

(b) Compensation Upon Termination. This Subsection 6(b) sets forth the payments and benefits to which Executive is entitled under any Termination of Employment pursuant to Subsection 6(a).

(i) Death; Disability. During any period in which Executive fails to perform Executive’s duties hereunder as a result of Disability, Executive shall continue to receive Executive’s full Base Salary until Executive’s employment is Terminated pursuant to Subsection 6(a)(i) or (ii); provided that Executive’s employment shall not be continued beyond the 29th month after such period of Disability began. Upon Termination of the Employment Period under Subsection 6(a)(i) or (ii), Executive shall no longer be entitled to participate in the Benefit Plans, except as required by applicable law or as governed by the Benefit Plans including the Group Long Term Disability Insurance in which Executive participates immediately prior to such Termination of Employment, but Executive shall be entitled to receive Executive’s Earned Incentive Compensation, if any, within 30 days after the Termination Date.

(ii) Resignation or Cause. If Executive’s employment is Terminated pursuant to Subsection 6(a)(iii) or (iv), the Company shall pay Executive Executive’s full Base Salary through the Termination Date at the rate in effect at such time. The Company shall then have no further obligations to Executive under this Agreement and Executive shall no longer be entitled to participate in the Benefit Plans, except as required by applicable law.

(iii) Termination of Employment Without Cause or for Good Reason. If Executive’s employment is Terminated by the Company without Cause pursuant to Subsection 6(a)(v) or by Executive for Good Reason pursuant to Subsection 6(a)(vi), then in lieu of any further salary payments to Executive for periods subsequent to the Termination Date and subject to the last sentence of this Subsection 6(b)(iii), the Company shall pay to Executive a lump sum amount equal to the sum of (A) 300% of Executive’s Base Salary in effect as of such date and (B) the amount of Executive’s Earned Incentive Compensation. Payment under this Section 6(b)(iii) shall be made on the Specified Payment Date. Executive also shall be entitled to certain continuing benefits under the terms of Subsection 6(c). Notwithstanding any other provision of this Subsection 6(b)(iii), Subsection 6(c), Section 7 or this Agreement, the Company shall have no obligation to make the lump-sum payment referred to in this Subsection 6(b)(iii) or to provide any continuing benefits or payment referred to in Subsection 6(c) unless (X) Executive executes and delivers to the Company a Release and Waiver of Claims and (Y) Executive refrains from revoking, rescinding or otherwise repudiating such Release and Waiver of Claims for all applicable periods during which Executive may revoke it.

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(c) Additional Benefits Following Termination under Subsections 6(a)(v) or (vi). This Subsection 6(c) sets forth the benefits to which Executive shall be entitled, in addition to those set forth in Subsection 6(b)(iii), following a Termination of the Employment Period under Subsection 6(a)(v) or (vi). Executive shall not be entitled to the benefit of any provision of this Subsection 6(c) following a Termination of the Employment Period under any other provision hereof.

(i) Continuing Benefit Plans. Executive shall be entitled to receive a lump sum payment in an amount equal to 36 months’ worth of the premiums and other costs for the Continuing Benefit Plans at the rates for Executive’s coverage elections in effect for such plans immediately prior to the Termination Date. Such lump sum payment shall be paid to Executive on the Specified Payment Date.

(ii) Limited Benefit Plans. After such a Termination Date, Executive shall no longer be entitled to participate as an active employee in, or receive any additional or new benefits under, the Limited Benefit Plans, except as set forth in this Subsection 6(c)(ii) and except for such benefits, if any, available under such plans to former employees. After such a Termination Date, Executive shall be entitled to the following additional benefits:

(A) A lump sum payment made on the Specified Payment Date equal to three times the annual premium most recently paid with respect to Executive for such Executive Life Insurance Plan as may be maintained by the Company at the Termination Date, except that if such premium is less than the next scheduled premium as shown on the then current illustration of coverage, the lump sum payment shall be three times such next scheduled premium;

(B) A lump-sum payment to be paid under the SERP Restricted Stock Plan equal to the cash value of the benefits Executive would have received had Executive continued to participate in and receive annual awards under the SERP Restricted Stock Plan on a basis consistent with Executive’s past practice for a period of 36 months after the Termination Date, determined in accordance with the terms of the SERP Restricted Stock Plan and the Company’s past practice and payable on the Specified Payment Date; and

(C) The lapse of all restrictions on transfer and forfeiture provisions to which Executive’s awards under the SERP Restricted Stock Plan are subject, so that any restricted shares previously awarded to Executive under such plan shall be nonforfeitable and freely transferable thereafter, all on the terms of the SERP Restricted Stock Plan or the agreements thereunder.

(d) Notice of Termination. Any Termination of Employment by the Company pursuant to Subsection 6(a)(ii), (iv) or (v) or by Executive pursuant to Subsection 6(a)(iii) shall be communicated to the other party hereto by written notice of Termination, which shall state in reasonable detail the facts upon which the Termination of Employment has occurred. A Termination of Employment pursuant to Subsection 6(a)(vi) shall be communicated by Notice of Termination for Good Reason.

(e) Notice of Change in Control. The Company shall give Executive written notice of the occurrence of any event constituting a Change in Control as promptly as practical, and in no case later than 10 calendar days, after the occurrence of such event.

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(f) Deemed Termination After Change in Control. In the event of a Termination of Employment of Executive by the Company without Cause following the commencement of any discussion with or communication from a third party that ultimately results in a Change in Control that is also a “change in control” within the meaning of Section 409A, but prior to the date of such a Change in Control, and Executive can reasonably demonstrate that such Termination of Employment was made in connection with or in anticipation of such Change in Control, then Executive shall be entitled to the benefits provided under Subsections 6(b)(iii) and 6(c) and Section 7, provided that (i) no such payments or benefits shall be provided prior to such Change in Control; (ii) any payments shall be payable within the various timeframes specified in Subsections 6(b)(iii) and 6(c) and Section 7, but with such timeframes beginning as of the date of such Change in Control instead of as of the date of Termination of Employment; and (iii) any reimbursements or in-kind benefits shall be made or provided within the timeframes specified within the applicable provisions of regulations under Section 409A in order to be exempt from or, if necessary, compliant with Section 409A.

(g) Set-Off. There shall be no right of set-off or counterclaim against, or delay in, any payment by the Company to Executive of the Lump-Sum Payment in respect of any claim against or debt or obligation of Executive, whether arising hereunder or otherwise.

(h) Interest on Overdue Payments. Without limiting the rights of Executive at law or in equity, if the Company fails to make the Lump-Sum Payment on a timely basis, the Company shall pay interest on the amount thereof at an annualized rate equal to the rate in effect, at the time such payment should have been made, under the 401(k) Plan for loans to participants in such plan.

(i) Outplacement Assistance. Promptly after a request in writing from Executive following a Termination of the Employment Period under Subsection 6(a)(v) or (vi), the Company shall retain a professional outplacement assistance service firm reasonably acceptable to Executive, at the Company’s expense, to provide outplacement assistance to Executive during the Protected Period. In the event Executive pays for such services, the Company shall reimburse Executive within 30 days from the time Executive presents an invoice or receipt for such expenses, provided Executive presents such receipt(s) no later than 30 days before the end of Executive’s second taxable year following the year in which such expenses were incurred. Any outplacement services shall be appropriate to Executive’s position with the Company, as determined by the outplacement assistance service firm. Executive shall not be entitled to such services, however, following a Termination of the Employment Period under Subsection 6(a)(i), (ii), (iii) or (iv).

7. Best Net Alternative Under Section 280G of the Code.

(a) Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined (as hereafter provided) that any payment or distribution by the Company or any of its Affiliates to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, performance share, performance unit, restricted stock, stock appreciation right or similar right, or the lapse or termination of any restriction on, or the vesting or exercisability of, any of

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the foregoing (collectively, the “Total Payments”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) by reason of being considered “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto), or to any similar tax imposed by state or local law, or to any interest or penalties with respect to such taxes (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the payments under this Agreement shall be reduced in the order specified below, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). The Total Payments shall be reduced in the following order: (A) reduction of any cash severance payments otherwise payable to the Executive that are exempt from Section 409A of the Code; (B) reduction of any other cash payments or benefits otherwise payable to the Executive that are exempt from Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting or payments with respect to any equity award that are exempt from Section 409A of the Code; (C) reduction of any other payments or benefits otherwise payable to the Executive on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting and payments with respect to any equity award that are exempt from Section 409A of the Code; and (D) reduction of any payments attributable to any acceleration of vesting or payments with respect to any equity award that are exempt from Section 409A of the Code, in each case beginning with payments that would otherwise be made last in time.

(b) All determinations required to be made under this Section 7, including whether an Excise Tax is payable by Executive, the amount of such Excise Tax and whether and when the Total Payments should be reduced, shall be made (i) by PricewaterhouseCoopers (or its successor) (the “Accounting Firm”), regardless of any services that PricewaterhouseCoopers (or its successor) has performed or may be performing for the Company, or (ii) if PricewaterhouseCoopers (or its successor) is serving as accountant or auditor for the individual, entity or group effecting a Change in Control, or cannot (because of limitations under applicable law or otherwise) make the determinations required to be made under this Section 7, then by another nationally recognized accounting firm selected by Executive and reasonably acceptable to the Company (which accounting firm shall then be the “Accounting Firm” hereunder). The Company, or Executive if Executive selects the Accounting Firm, shall direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and Executive within 30 calendar days after the Termination Date, if applicable, and any such other time or times as may be requested by the Company or Executive. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner

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as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of the Accounting Firm, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the written opinion of the Accounting Firm, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of Executive’s “Base Amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Accounting Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

As a result of uncertainty in the application of Section 280G and Section 4999 of the Code and the possibility of similar uncertainty regarding applicable state or local tax law at the time of the initial calculation by the Accounting Firm hereunder, it is possible that the cash severance payment made by the Company will have been less than the Company should have paid pursuant to Section 6 hereof (the amount of any such deficiency, the “Underpayment”), or more than the Company should have paid pursuant to Section 6 hereof (the amount of any such overage, the “Overpayment”). In the event of an Underpayment, the Company shall pay Executive the amount of such Underpayment (together with interest at 120% of the rate provided in Section 1274(b)(2)(B) of the Code) not later than five business days after the amount of such Underpayment is subsequently determined, provided, however, such Underpayment shall not be paid later than the end of the calendar year following the calendar year in which the Executive remitted the related taxes. In the event of an Overpayment, the amount of such Overpayment shall by paid to the Company by the Executive not later than five business days after the amount of such Overpayment is subsequently determined (together with interest at 120% of the rate provided in Section 1274(b)(2)(B) of the Code).

(c) The Company and Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by Subsection 7(b). Any determination by the Accounting Firm as to the amount of any reduction of the Total Payments, or any Underpayment or Overpayment shall be binding upon the Company and Executive.

(d) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Subsection 7(b) shall be borne by the Company.

8. Binding Agreement; Successors. This Agreement shall inure to the benefit of and be binding upon Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to him hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee or, if there be no such designee, to Executive’s estate. This

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Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, including, without limitation, any person acquiring directly or indirectly all or substantially all of the assets of the Company, whether by merger, consolidation, sale or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement). The Company shall require any such successor to assume and agree to perform this Agreement. Failure by the Company to obtain such succession shall be a breach of this Agreement and shall entitle Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to Terminate the Executive’s employment for Good Reason during the Protected Period, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Termination Date.

9. Restrictive Covenants.

(a) Non-Competition. During the Employment Period and for a period of 18 months following the Termination Date, Executive shall not, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner or director with, or have any financial interest in, any business which is in substantial competition with any business conducted by the Company or by any group, division or Subsidiary of the Company (collectively, the “RPM Group”), in any area where such business is being conducted at the time of such Termination of Employment. Ownership of 5% or less of the voting stock of any corporation which is required to file periodic reports with the Securities and Exchange Commission under the Exchange Act shall not constitute a violation hereof.

(b) Non-Solicitation. Executive shall not directly or indirectly, at any time during the Employment Period and for 18 months thereafter, solicit or induce or attempt to solicit or induce any employee, sales representative or other representative, agent or consultant of the RPM Group to terminate his, her or its employment, representation or other relationship with the RPM Group or in any way directly or indirectly interfere with such a relationship.

(c) Confidentiality.

(i) Executive shall keep in strict confidence, and shall not, directly or indirectly, at any time during or after the Employment Period, disclose, furnish, publish, disseminate, make available or, except in the course of performing Executive’s duties of employment hereunder, use any Confidential Information. Executive specifically acknowledges that all Confidential Information, whether reduced to writing, maintained on any form of electronic media, or maintained in the mind or memory of Executive and whether compiled by the RPM Group, and/or Executive, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the RPM Group to maintain the secrecy of such information, that such information is the sole property of the RPM Group and that any disclosure or use of such information by Executive during the Employment Period (except in the course of performing Executive’s duties and obligations hereunder) or after the Termination of the Employment Period shall constitute a misappropriation of the RPM Group’s trade secrets.

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(ii) Executive agrees that upon Termination of the Employment Period, for any reason, Executive shall return to the Company, in good condition, all property of the RPM Group, including, without limitation, the originals and all copies of any materials, whether in paper, electronic or other media, that contain, reflect, summarize, describe, analyze or refer or relate to any items of Confidential Information.

(iii) Executive agrees and understands that the confidentiality obligations set forth in Section 9(c) of this Agreement and the foregoing definition of Confidential Information prohibit him from using (but for in connection with his employment with the Company), disclosing and/or misappropriating trade secrets as defined and protected by federal law under the “Defend Trade Secrets Act of 2016.” However, Executive agrees and recognizes that he shall not be held liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (a) in confidence to a Federal, State or local government official, either directly or indirectly or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Should Executive file a lawsuit for retaliation for reporting a suspected violation of law, Executive understands that he may disclose trade secrets to Executive’s attorney(s) in such lawsuit and use the trade secret information in court proceedings provided that Executive files any documents containing any trade secret information under seal and does not disclose any trade secrets except pursuant to a court order.

10. Notice. All notices, requests and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when hand delivered, (b) when dispatched by electronic facsimile transmission (with receipt electronically confirmed), (c) one business day after being sent by recognized overnight delivery service, or (d) three business days after being sent by registered or certified mail, return receipt requested, postage prepaid, and in each case addressed as follows (or addressed as otherwise specified by notice under this Section):

If to Executive:

David C. Dennsteadt
6565 Hammontree Drive

Hudson, Ohio 44236

If to the Company:

RPM International Inc.
2628 Pearl Road
Medina, Ohio 44256
Attn: Secretary

11. Withholding. The Company may withhold from any amounts payable under or in connection with this Agreement all federal, state, local and other taxes as may be required to be withheld by the Company under applicable law or governmental regulation or ruling.

12. Amendments; Waivers. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, and is signed by

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Executive and by another executive officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

13. Jurisdiction. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Ohio, without giving effect to the conflict of law principles of such State. Executive and the Company each agree that the state and federal courts located in the State of Ohio shall have jurisdiction in any action, suit or proceeding against Executive or the Company based on or arising out of this Agreement and each of Executive and the Company hereby (a) submits to the personal jurisdiction of such courts, (b) consents to service of process in connection with any such action, suit or proceeding and (c) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process.

14. Equitable Relief. Executive and the Company acknowledge and agree that the covenants contained in Section 9 are of a special nature and that any breach, violation or evasion by Executive of the terms of Section 9 will result in immediate and irreparable injury and harm to the Company, for which there is no adequate remedy at law, and will cause damage to the Company in amounts difficult to ascertain. Accordingly, the Company shall be entitled to the remedy of injunction, as well as to all other legal or equitable remedies to which the Company may be entitled (including, without limitation, the right to seek monetary damages), for any breach, violation or evasion by Executive of the terms of Section 9.

15. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. In the event that any provision of Section 9 is found by a court of competent jurisdiction to be invalid or unenforceable as against public policy, such court shall exercise its discretion in reforming such provision to the end that Executive shall be subject to such restrictions and obligations as are reasonable under the circumstances and enforceable by the Company.

16. Code Section 409A. The benefits under this Agreement generally are intended to comply with or meet the requirements for exemption from Code Section 409A and shall be so construed and administered. To the extent any benefit hereunder is not exempt from the application of Code Section 409A, it shall be administered in compliance with Code Section 409A. For this purpose, with respect to any payment (i) that is considered deferred compensation for purposes of Section 409A (and for which there is no applicable exemption), (ii) that is conditioned upon the execution of a Release and Waiver of Claims, (iii) as to which the date of payment or commencement of payment may be in the current calendar year or the subsequent calendar year, and (iv) as to which the Executive’s action with respect to returning the Release and Waiver of Claims could affect the calendar year of payment, such payment shall be made in the second taxable year. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be amended as the Company may determine, with the consent of the Executive (which shall not be unreasonably withheld), to better secure exemption of each benefit hereunder from, or if exemption

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is not reasonably available for such a benefit, to better comply with, the requirements of Code Section 409A.

17. Specified Employee. Notwithstanding any other payment schedule provided herein to the contrary, if Executive is identified on the date of Executive’s separation from service a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B) (which generally means a key employee of a corporation any stock of which is publicly traded on an established securities market or otherwise), then, with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation subject to Code Section 409A and payable on account of a Termination of Employment such payment or benefit shall not be made or provided until the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of Executive’s Termination of Employment and (ii) the date of Executive’s death (the “Delay Period”) to the extent required under Code Section 409A. Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 17 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them therein.

18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

19. Headings; Definitions. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. Certain capitalized terms used in this Agreement are defined on Schedule A attached hereto.

20. No Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party, except as provided in Section 8.

21. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the employment of Executive and supersedes any and all other agreements (including the Existing Agreement), either oral or in writing, with respect to the employment of Executive.

22. Enforcement Costs. The Company is aware that upon the occurrence of a Change in Control the Board of Directors or a stockholder of the Company may then cause or attempt to cause the Company to refuse to comply with its obligations under this Agreement, or may cause or attempt to cause the Company to institute, or may institute, litigation seeking to have this Agreement declared unenforceable, or may take, or attempt to take, other action to deny Executive the benefits intended under this Agreement. In these circumstances, the purpose of this Agreement could be frustrated. It is the intent of the Company that Executive not be required to incur the expenses associated with the enforcement of Executive’s rights under this Agreement by litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to Executive hereunder, nor be bound to negotiate any settlement of Executive’s rights hereunder under threat of incurring such expenses. Accordingly, if at any time in the two calendar years following a Termination of Employment during the Protected

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Period, it should appear to Executive that the Company has failed to comply with any of its obligations under this Agreement or the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation or other legal action designed to deny, diminish or recover from Executive the benefits intended to be provided to Executive hereunder, and Executive has complied with all of Executive’s obligations under Section 9, then the Company irrevocably authorizes Executive from time to time to retain counsel of Executive’s choice at the expense of the Company as provided in this Section 22 to represent Executive in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company or any Director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. The Company’s obligations under this Section 22 shall not be conditioned on Executive’s success in the prosecution or defense of any such litigation or other legal action. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to Executive entering into an attorney-client relationship with such counsel, and in that connection the Company and Executive agree that a confidential relationship shall exist between Executive and such counsel. The reasonable fees and expenses of counsel selected from time to time by Executive as hereinabove provided shall be paid or reimbursed to Executive by the Company on a regular, periodic basis no later than 30 days after presentation by Executive of a statement or statements prepared by such counsel in accordance with its customary practices, up to a maximum annual amount of $250,000 in each of the two calendar years following the year in which occurs such Termination of Employment within the Protected Period; provided, that Executive presents such statement(s) no later than 30 days prior to the end of each such year, and provided, further, no such payment shall be made prior to the Specified Payment Date. Notwithstanding the foregoing, this Section 22 shall not apply at any time unless a Change in Control has occurred.

[Signatures on following page.]

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IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date and year first above written.

RPM INTERNATIONAL INC.

By: /s/ Frank C. Sullivan________

Frank C. Sullivan

Chairman and Chief Executive Officer

EXECUTIVE

/s/ David C. Dennsteadt_______

David C. Dennsteadt

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Schedule A

Certain Definitions

As used in this Agreement, the following capitalized terms shall have the following meanings:

“401(k) Plan” means the RPM International Inc. 401(k) Trust and Plan and any successor plan or arrangement.

“Affiliate” of a specified entity means any entity during any period during which it would be treated, together with the Company, as a single employer for purposes of Section 414(b) and (c) of the Code.

“Average Incentive Compensation” means an amount equal to the average amount of the annual Incentive Compensation payable to Executive (without regard to any reduction thereof elected by Executive pursuant to any qualified or non-qualified compensation reduction arrangement maintained by the Company, including, without limitation, the Deferred Compensation Plan) for the three most recent completed fiscal years (or for such shorter period during which Executive has been employed by the Company) preceding the Termination Date in which the Company paid Incentive Compensation to executive officers of the Company or in which the Company considered and declined to pay Incentive Compensation to executive officers of the Company.

“Benefit Plans” means the Continuing Benefit Plans and the Limited Benefit Plans.

“Cause” means a determination of the Board of Directors (without the participation of Executive) of the Company pursuant to the exercise of its business judgment, that either of the following events has occurred:

(a) Executive has engaged in willful and intentional acts of dishonesty or gross neglect of duty or

(b) Executive has breached Section 9.

“Change in Control” shall mean the occurrence at any time of any of the following events:

(a) The Company is merged or consolidated or reorganized into or with another corporation or other legal person or entity, and as a result of such merger, consolidation or reorganization, less than a majority of the combined voting power of the then-outstanding securities of such corporation, person or entity immediately after such transaction are held in the aggregate by the holders of Voting Stock immediately prior to such transaction;

(b) The Company sells or otherwise transfers all or substantially all of its assets to any other corporation or other legal person or entity, and less than a majority of the combined voting power of the then-outstanding securities of such corporation, person or entity immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock immediately prior to such sale or transfer;

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(c) Any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) becomes the beneficial owner (as the term “beneficial owner” is defined under SEC Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing twenty-five percent (25%) or more of the total votes relating to the then-outstanding securities entitled to vote generally in the election of directors (the “Voting Power”);

(d) During any period of two (2) consecutive years, individuals who, at the beginning of any such period constitute the Directors, cease, for any reason, to constitute at least a majority thereof, unless the nomination for election by the Company’s stockholders of each new Director was approved by a vote of at least two-thirds (2/3) of the Directors then in office who were Directors at the beginning of any such period.

Notwithstanding the foregoing provisions of paragraphs (c) of this definition, a “Change in Control” shall not be deemed to have occurred for purposes of this Agreement: (i) solely because (A) the Company, (B) a Subsidiary, or (C) any Company-sponsored employee stock ownership plan or other employee benefit plan of the Company or any Subsidiary, or any entity holding shares of Voting Stock for or pursuant to the terms of any such plan, either files or becomes obligated to file a report or proxy statement under or in response to Schedule 13D, Schedule TO, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares of Voting Stock or because the Company reports that a change in control of the Company has or may have occurred or will or may occur in the future by reason of such beneficial ownership, (ii) solely because any other person or entity either files or becomes obligated to file a report on Schedule 13D or Schedule TO (or any successor schedule, form or report) under the Exchange Act, disclosing beneficial ownership by it of shares of Voting Stock, but only if both (A) the transaction giving rise to such filing or obligation is approved in advance of consummation thereof by the Company’s Board of Directors and (B) at least a majority of the Voting Power immediately after such transaction is held in the aggregate by the holders of Voting Stock immediately prior to such transaction, or (iii) solely because of a change in control of any Subsidiary.

“COBRA Continuation Coverage” means the health care continuation requirements under the federal Consolidated Omnibus Budget Reconciliation Act, as amended, Part VI of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended, and Code Section 4980B(f), or any successor provisions thereto.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Confidential Information” means trade secrets and confidential business and technical information of the RPM Group and its customers and vendors, without limitation as to when or how Executive may have acquired such information. Such Confidential Information shall include, without limitation, the RPM Group’s manufacturing, selling and servicing methods and business techniques, training, service and business manuals, promotional materials, vendor and product information, product development plans, internal financial statements, sales and distribution information, business plans, marketing strategies, pricing policies, corporate alliances, business opportunities, the lists of actual and potential customers as well as other customer information, technology, know-how, processes, data, ideas, techniques, inventions (whether patentable or not),

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formulas, terms of compensation and performance levels of RPM Group employees, and other information concerning the RPM Group’s actual or anticipated business, research or development, or which is received in confidence by or for the RPM Group from any other person and all other confidential information to the extent that such information is not intended by the RPM Group for public dissemination.

“Continuing Benefit Plans” means only the following employee benefit plans and arrangements of the Company in effect on the date hereof, or any successor plan or arrangement in which Executive is eligible to participate immediately before the Termination Date:

(a) The RPM International Inc. Health and Welfare Plan (including medical, dental and prescription drug benefits) as in existence on the date of this Agreement, or any successor plan that provides medical, dental and prescription drug benefits, but only to the extent of such benefits; and

(b) Estate/Financial Planning Benefits.

“Deferred Compensation Plan” means the RPM International Inc. Deferred Compensation Plan, as amended from time to time, in which executive officers of the Company are eligible to participate and any such successor plan or arrangement.

“Director” means a member of the Board of Directors of the Company.

“Disability” means any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, and that makes Executive eligible for benefits under any long-term disability program of the Company or an Affiliate. The Company and Executive acknowledge and agree that the essential functions of Executive’s position are unique and critical to the Company and that a disability condition that causes Executive to be unable to perform the essential functions of Executive’s position under the circumstances described above will constitute an undue hardship on the Company.

“Earned Incentive Compensation” means the sum of:

(a) The amount of any Incentive Compensation payable but not yet paid for the fiscal year preceding the fiscal year in which the Termination Date occurs. If the Chief Executive Officer has determined such amount prior to the Termination Date, then such amount shall be the amount so determined by the Chief Executive Officer. If the Chief Executive Officer has not determined such amount prior to the Termination Date, then such amount shall equal the amount of the Average Incentive Compensation. For purposes of this paragraph (a), any Incentive Compensation deferred by Executive pursuant to any qualified or non-qualified compensation reduction arrangement maintained by the Company, including, without limitation, the Deferred Compensation Plan, shall be deemed to have been paid on the date of deferral; and

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(b) An amount equal to the Average Incentive Compensation multiplied by a fraction, the numerator of which is the number of days in the current fiscal year of the Company that have expired before the Termination Date and the denominator of which is 365.

“Estate/Financial Planning Benefits” means those estate and financial planning services (a) in effect on the date hereof in which Executive is eligible to participate or (b) that the Company makes available at any time before the Termination Date to the executives and key management employees of the Company and in which Executive is then eligible to participate.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

“Executive Life Insurance Plan” means the RPM International Inc. Executive Life Insurance Plan in effect on the date hereof or any successor arrangement that the Company makes available at any time before the Termination Date to the executives and key management employees of the Company and in which Executive is then eligible to participate after satisfaction of any underwriting requirement that must be met so that a life insurance policy can be actually issued on the life of Executive.

“Good Reason” means the occurrence of one or more of the following events within the two-year period following a Change in Control:

(a)

a significant reduction in the nature or scope of the title, authority or responsibilities of Executive from those held by Executive immediately prior to the Change in Control or a relocation of Executive’s primary place of employment to a new location that is greater than twenty-five (25) miles from the location immediately prior to the Change in Control;

(b)

a reduction in Executive’s (i) annual base salary from the amount in effect on the date of the Change in Control, or (ii) annual cash incentive compensation from the amount of Executive’s annual cash incentive compensation earned for the fiscal year preceding the fiscal year in which the Executive’s termination of employment occurs, unless such reduction results solely from the Company’s results of operations;

(c)

the failure by the Company to offer to Executive an economic value of benefits reasonably comparable to the economic value of benefits under the benefit plans in which the Executive participates at the time of the Change in Control;

(d)

the failure by the Company to comply with and satisfy Section 8 of this Agreement, relating to the assumption of this Agreement and the Company’s obligations hereunder by any successor entity, or any other action or inaction that constitutes a material breach by the Company of this Agreement or any other agreement under which Executive provides Executive’s services to the Company; or

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(e)

the Company materially changes its strategic direction, which shall be deemed to occur in the event of (i) any material change in the Company’s group operating structure from that in place immediately prior to the Change in Control; (ii) any sale, liquidation, or other disposition or discontinuation of any business or businesses that represent, individually or in the aggregate, greater than 20% of the Company’s revenue, income from operations or cash flow during the most recent fiscal year completed prior to the Change in Control; or (iii) any material change in the principal methods of sourcing raw materials for, manufacturing of, or methods of distribution with respect to, products that represent, individually or in the aggregate, greater than 20% of the Company’s revenue, income from operations or cash flow during the most recent fiscal year completed prior to the Change in Control.

“Group Long Term Disability Insurance” means the Group Long Term Disability Insurance sponsored by the Company, as currently in effect and as the same may be amended from time to time, and any successor long-term disability insurance sponsored by the Company in which the executives and key management employees of the Company are eligible to participate.

“Incentive Compensation” shall have the meaning given such term in Section 4(b).

“Life and Disability Welfare Plan” means the RPM International Inc. Life and Disability Welfare Plan, which includes Group Life Insurance, Group Long Term Disability Insurance and Group Accidental Death and Dismemberment Insurance.

“Limited Benefit Plans” means all the Company’s employee benefit plans and arrangements in effect at any time and in which the executives and key management employees of the Company are eligible to participate, excluding the Continuing Benefit Plans, but including, without limitation, the following employee benefit plans and arrangements as in effect on the date of this Agreement or any successor or new plan or arrangement made available in the future to the executives and key management employees of the Company and in which Executive is eligible to participate before the Termination Date:

(a) The 401(k) Plan;

(b) The RPM International Inc. Retirement Plan;

(c) Stock option plans and other equity-based incentive plans, including the RPM International Inc. 2007 Stock Option Plan, the SERP Restricted Stock Plan and the Omnibus Plan;

(d) Any Executive Life Insurance;

(e) The RPM International Inc. Incentive Compensation Plan;

(f) The Deferred Compensation Plan;

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(g) The RPM International Inc. Employee Stock Purchase Plan;

(h) The Life and Disability Welfare Plan;

(i) The RPM International Inc. Group Variable Universal Life Plan (also known as GRIP or GVUL);

(j) The RPM International Inc. Business Travel Accident Plan;

(k) The fringe benefits appertaining to Executive’s position with the Company referred to in Subsection 4(f), including the use of an automobile; and

(l) RPM International Inc. Flexible Benefits Plan.

“Lump-Sum Payment” means, collectively, the lump-sum payments that may be payable to Executive pursuant to the first sentence of Subsection 6(b)(iii) and pursuant to Subsection 6(c)(ii).

“Notice of Termination for Good Reason” means a written notice delivered by Executive in good faith to the Company under Subsection 6(a)(vi) setting forth in reasonable detail the facts and circumstances that have occurred and that Executive claims in good faith to be an event constituting Good Reason.

“Omnibus Plan” means, as applicable, the RPM International Inc. 2014 Omnibus Equity and Incentive Plan, as amended from time to time, or the RPM International Inc. 2024 Omnibus Equity and Incentive Plan, as amended from time to time; provided, however, that references to awards under the Omnibus Plan shall not include awards made with respect to the SERP Restricted Stock Plan.

“Protected Period” means that period of time commencing on the date of a Change in Control and ending two years after such date.

“Release and Waiver of Claims” means a written release and waiver by Executive, to the fullest extent allowable under applicable law and in form reasonably acceptable to the Company, of all claims, demands, suits, actions, causes of action, damages and rights against the Company and its Affiliates whatsoever which Executive may have had on account of Executive’s Termination of Employment, including, without limitation, claims of discrimination, including on the basis of sex, race, age, national origin, religion, or handicapped status, and any and all claims, demands and causes of action for severance or other termination pay. Such Release and Waiver of Claims shall not, however, apply to the obligations of the Company arising under this Agreement, any indemnification agreement between Executive and the Company, any retirement plans, any stock option agreements, COBRA Continuation Coverage or rights of indemnification Executive may have under the Company’s Certificate of Incorporation or By-laws (or comparable charter document) or by statute.

Notwithstanding anything herein to the contrary, a Release and Waiver of Claims shall not be considered effective if it is not duly executed and returned by Executive, and is not revoked, within

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the applicable periods provided to the Executive under Section 7(f) of the Age Discrimination in Employment Act for such execution and revocation, or such longer period of time as permitted in the release (the “Release Return and Revocation Period”), provided that the Release Return and Revocation Period is no longer than 60 days after the date of the Executive’s Termination of Employment.

“SERP Restricted Stock Plan” means the Supplemental Executive Retirement Plan under which restricted stock has been granted under the RPM International Inc. 1997 Restricted Stock Plan, the RPM International Inc. 2007 Restricted Stock Plan, or the Omnibus Plan and any successor plan or arrangement to either of such plans for the purpose of providing supplemental retirement benefits; provided, however, it shall not be deemed to mean or include awards granted under the Omnibus Plan that are not intended to be part of the Supplemental Executive Retirement Plan.

“Specified Payment Date” means the first payroll date in the seventh month following Executive’s Termination of Employment.

“Subsidiary” means a corporation, company or other entity (a) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (b) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company.

“Termination of Employment” means the separation from service within the meaning of Section 409A of the Code, of Executive with the Company and all of its Affiliates, for any reason, including without limitation, quit, discharge, or retirement, or a leave of absence (including military leave, sick leave, or other bona fide leave of absence such as temporary employment by the government if the period of such leave exceeds the greater of six months, or the period for which Executive’s right to reemployment is provided either by statute or by contract) or permanent decrease in service to a level that is no more than Twenty Percent (20%) of its prior level. For this purpose, whether a Termination of Employment has occurred is determined based on whether it is reasonably anticipated that no further services will be performed by Executive after a certain date or that the level of bona fide services Executive will perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than Twenty Percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services if Executive has been providing services less than 36 months). The terms “Terminate” or “Terminated,” when used in reference to Executive’s employment or the Employment Period, shall refer to a Termination of Employment as set forth in this paragraph.

“Termination Date” means the effective date of Executive’s Termination of Employment.

“Voting Power” means, at any time, the total votes relating to the then-outstanding securities entitled to vote generally in the election of Directors.

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“Voting Stock” means, at any time, the then-outstanding securities entitled to vote generally in the election of Directors.

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Schedule B

280G “Best Net Alternative” Example

The following tables illustrate how the “best net alternative” approach under Section 280G would work pursuant to Section 7 of the Agreement. Section 7 provides that the employee will receive the greater of either (i) the total amount of parachute payments the employee would be entitled to receive after paying all taxes, including the 280G excise tax (20%) and the federal and state taxes (~40%) or (ii) an amount equal to approximately 2.99 times the employee’s base compensation, which is just below the threshold for triggering an excise tax under Section 280G. In other words, is the employee better off receiving the full amount and paying the 280G excise tax of 20% on a portion of the amount or is the employee better off receiving a reduced amount equal to approximately 2.99 of Executive’s base compensation?

The answer will depend on the amount of the parachute payments. Once the amount is high enough, the employee will be better off taking the full amount and paying the excise tax. However, there is a certain lower range in which the employee is better off taking a reduced payment and not paying the excise tax.

The first table below illustrates a scenario in which the employee is better off paying the excise tax as compared to taking a reduced payment (see the “Total Payments After Taxes” column, in which “No 280G Cutback” is greater than “With 280G Cutback”). The second table below illustrates a scenario in which the employee is better off taking a reduced payment instead of paying the 280G excise tax (see the “Total Payments After Taxes” column, in which “With 280G Cutback” is greater than “No 280G Cutback”). Note that the difference in the “Potential Parachute Payments” is what drives the difference between the two scenarios. In the first scenario, $1,500,000 is a high enough amount in which the employee is better off paying the excise tax. In the second scenario, $1,000,000 is a low enough amount in which the employee is better off reducing the payments and not paying the excise tax. The differences in the Potential Parachute Payments the employee could receive between the two scenarios ($1,500,000 vs. $1,000,000) would be largely driven by the stock price used to determine the value of any accelerated equity payments. Other factors, such as the costs of benefits or any prorated payments may also affect the Potential Parachute Payments amount.

Better Payment without Cutback
	Base Amount	280G threshold (3X base amount)	Potential Parachute Payments	Excess Parachute Amount (total payments minus base amount)	20% Excise Tax on Excess Parachute Amount	Federal and State Income tax (~40%)	Total Taxes (income plus excise tax)	Total Payment After Taxes
No 280G Cutback	$300,000	$900,000	$1,500,000	$1,200,000	$240,000	$600,000	$840,000	$660,000
With 280G Cutback	$300,000	$900,000	$899,999*	$0	$0	$360,000	$360,000	$539,999

Better Payment with Cutback
	Base Amount	280G threshold (3X base amount)	Potential Parachute Payments	Excess Parachute Amount (total payments minus base amount)	20% Excise Tax on Excess Parachute Amount	Federal and State Income tax (~40%)	Total Taxes (income plus excise tax)	Total Payment After Taxes
No 280G Cutback	$300,000	$900,000	$1,000,000	$700,000	$140,000	$400,000	$540,000	$460,000
With 280G Cutback	$300,000	$900,000	$899,999*	$0	$0	$360,000	$360,000	$539,999

* Note -- $899,999 reflects the amount the employee would receive if the payments were reduced to just under Executive’s 280G threshold. This row is the same in both tables because the employee’s 280G threshold (3 times Executive’s base compensation) is going to stay the same in both scenarios.

DOCVARIABLE ndGeneratedStamp 4921-0304-4458, v.4